Exhibit 10.38

THE NEIMAN MARCUS GROUP, INC.

KEY EMPLOYEE BONUS PLAN

Article I
Pupose of the Plan

The purpose of The Neiman Marcus Group, Inc. Key Employee Bonus Plan (hereinafter referred to as the "Plan") is to provide incentive compensation opportunities for key employees of the Company and its subsidiaries. Participants in the Plan will have the opportunity to receive incentive compensation awards based upon the attainment of specific Performance Goals established as of the beginning of each Performance Period by the Compensation Committee of the Board of Directors.

The purpose of The Neiman Marcus Group, Inc. Key Employee Bonus Plan (hereinafter referred to as the "Plan") is to provide incentive compensation opportunities for key employees of the Company and its subsidiaries. Participants in the Plan will have the opportunity to receive incentive compensation awards based upon the attainment of specific Performance Goals established as of the beginning of each Performance Period by the Compensation Committee of the Board of Directors.

Article II
Definitions

When used in the Plan, the following terms shall have the following meanings:

2.1	"Award" means an incentive compensation award under the Plan.

2.2	"Base Salary" means, in respect of a Performance Period, the Participant's earned base salary during the Performance Period, as reflected in the payroll records of the Company and its subsidiaries.

2.3	"Board of Directors" means the Board of Directors of the Company.

2.4

"Common Stock" means Class A Common Stock, par value $.01 per share, of the Company or any stock or other securities of the Company hereafter issued or issuable in substitution or exchange for the Class A Common Stock.

2.5	"Company" means The Neiman Marcus Group, Inc., a Delaware corporation.

2.6	"Compensation Committee" means the Compensation Committee of the Board of Directors.

2.7

"Deferred Common Stock" means a number of shares of Common Stock to be issued to a Participant pursuant to Section 6.2 that is equal to 25% of the number of shares of such Participant's Elected Common Stock with respect to a Performance Period rounded down to the nearest whole share.

2.8

The "Disability" of a Participant shall be deemed to have occurred if the Participant shall become permanently disabled such that the Participant will be unable to return to his or her employment with the Company or a subsidiary thereof, as shall be conclusively determined by the Compensation Committee.

2.9

"Elected Common Stock" means a number of shares Common Stock issued to a Participant pursuant to Section 6.2 in lieu of all or a portion of a cash Award for a Performance Period equal to (i) the amount of the Participant's Award, or portion thereof, for the Performance Period that the Participant has elected to receive in the form of Common Stock pursuant to Section 6.2, divided by (ii) the Fair Market Value of the Common Stock on the date established by the Compensation Committee to be the deadline for making such election.

2.10

"Fair Market Value" means the average of the reported high and low sales prices of the Common Stock on the date as of which Fair Market Value is to be determined (or if there was no reported sale on such date, the next preceding date on which any reported sale occurred) on the New York Stock Exchange (or, if the Common Stock is not then listed or admitted to trading on such exchange, on the principal exchange or in such other principal market on which the Common Stock is then listed or admitted to trading).

2.11

"Just Cause" means, in the Compensation Committee's reasonable judgment, (i) a breach of duty by Participant in the course of his or her employment involving fraud or acts of dishonesty, disloyalty, or moral turpitude, (ii) conduct that is materially detrimental to the Company or any of its subsidiaries, monetarily or otherwise, or reflects unfavorably on the Company or any of its subsidiaries or Participant, (iii) Participant's failure to comply with or enforce the Company's or any of its subsidiaries' policies concerning equal employment opportunity, including engaging in sexually or otherwise harassing conduct, (iv) Participant's repeated insubordination or failure to comply with or enforce other personnel policies of the Company or any of its subsidiaries, (v) Participant's failure to devote his or her full working time and best efforts to the performance of his or her responsibilities to the Company or its subsidiaries, or (vi) Participant's conviction of or entry of a plea agreement or consent decree or similar arrangement with respect to a felony, other serious criminal offense, or any violation of federal or state securities laws; provided, however, that with respect to items (iv) and (v), Participant has been provided prior written notice of the failure and afforded a reasonable opportunity to correct same.

2.12

"Maximum Award Level" means the percentage of a Participant's Base Salary that may be awarded to the Participant upon attainment of the Maximum Level of Performance with respect to the Performance Goal(s) applicable to the Participant for the Performance Period.

2.13	"Maximum Level of Performance" means the level of performance with respect to a Performance Goal, the attainment of which will result in the Participant achieving the Maximum Award Level.

2.14

"Participant" means, in respect of any Performance Period, an employee of the Company or any subsidiary thereof who is designated by the Compensation Committee pursuant to Section 3.1 as a Participant in the Plan for such Performance Period.

2.15	"Performance Goals" means the performance goals established in respect of each Performance Period pursuant to the Plan against which performance will be measured.

2.16

"Performance Period" means the fiscal year of the Company, which is the twelve-month period ending on the Saturday closest to July 31 of each year, or such shorter period within the fiscal year of the Company that the Committee may prescribe with respect to a Participant or group of Participants.

2.17	"Plan" means The Neiman Marcus Group, Inc. Key Employee Bonus Plan.

2.18

"Retirement" means a Participant's termination of employment with the Company or a subsidiary thereof by reason of retirement on or after the date as of which the Participant (i) is eligible for a normal retirement benefit on account of reaching normal retirement age under the terms of The Neiman Marcus Group, Inc. Retirement Plan (or any successor plan), or (ii) is at least age 55 and has at least 20 years of vesting or credited service under the terms of The Neiman Marcus Group, Inc. Retirement Plan (or any successor plan).

2.19

"Target Award Level" means the percentage of a Participant's Base Salary that may be awarded to the Participant upon attainment of the Target Level of Performance with respect to the Performance Goal(s) applicable to the Participant for the Performance Period.

2.20	"Target Level of Performance" means the level of performance with respect to a Performance Goal, the attainment of which will result in the Participant achieving the Target Award Level.

2.21

"Threshold Award Level" means the percentage of a Participant's Base Salary that may be awarded to the Participant upon attainment of the Threshold Level of Performance with respect to the Performance Goal(s) applicable to the Participant for the Performance Period.

2.22	"Threshold Level of Performance" means the level of performance with respect to a Performance Goal, the attainment of which will result in the Participant achieving the Threshold Award Level.

Article III
Eligibility

3.1

Only those employees of the Company or a subsidiary thereof who are "officers" of the Company as defined in Rule 16a-1(f) promulgated by the Securities and Exchange Commission under Section 16 of the Securities Exchange Act of 1934, as amended, are eligible to participate in the Plan, and only those so eligible who are designated by the Compensation Committee as Participants in the Plan for any Performance Period will participate in the Plan for such Performance Period.

3.2

A Participant who ceases to be employed by the Company or a subsidiary thereof on account of his or her termination by the Company or a subsidiary thereof for Just Cause prior to payment of the Award for a Performance Period shall not receive an Award for such Performance Period.

Article IV
Administration of the Plan, Amendment or Termination of the Plan

4.1

The Plan shall be administered by the Compensation Committee, which shall have the right and authority, in its sole and absolute discretion, to (a) adopt, amend, or rescind administrative and interpretive rules and regulations relating to the Plan; (b) construe the Plan; (c) make all other determinations necessary or advisable for administering the Plan; and (d) exercise the powers conferred on the Compensation Committee under the Plan. The Compensation Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent it shall deem expedient to carry the Plan into effect, and it shall be the sole and final judge of such expediency. The determinations of the Compensation Committee on the matters referred to in this Section 4.1 shall be final and conclusive.

4.2	The Compensation Committee shall have the exclusive authority to amend, modify, suspend, or terminate the Plan at any time.

Article V
Determination of Performance Goals and Amount of Awards

5.1

Within the first 90 days of each Performance Period (or, with respect to a Performance Period that is less than a full year, within the first 25% of the Performance Period), the Compensation Committee, in its sole discretion, shall (i) establish for that Performance Period (a) the beginning and ending dates for the Performance Period, (b) the Performance Goals for each Participant, (c) the Threshold Award Level, Target Award Level, and Maximum Award Level for each Participant, and (d) the Threshold Level of Performance, Target Level of Performance, and Maximum Level of Performance for each Performance Goal of each Participant, and (ii) designate those Participants, if any, who will be eligible to elect to receive all or a portion of their Award in the form of Elected Common Stock pursuant to Section 6.2 and the limit, if any, on the portion of a Participant's Award for the Performance Period that will be eligible for such election. The Compensation Committee may, in its sole discretion, provide for pro rata Awards to be determined and paid for any Performance Period based upon achievement at levels other than the designated Threshold Level of Performance, Target Level of Performance and Maximum Level of Performance.

5.2

The Performance Goals established by the Compensation Committee for a Performance Period may be based on (1) stock price, (2) revenues, (3) cash flows, operating earnings or net income, in each case on an aggregate or per share basis, (4) expenses or expense levels, (5) net borrowing, debt leverage levels, credit quality or debt ratings, (6) inventory levels, inventory turns or shrinkage, (7) market share, (8) return on investment or return on assets, (9) one or more operating ratios, (10) capital expenditures, (11) economic value added, (12) net asset value per share, or (13) the accomplishment of mergers, acquisitions, dispositions, public or private offerings of securities or similar extraordinary business transactions. The Performance Goals may be based on the performance of the Company generally, in the absolute or in relation to its peers, or the performance of a particular Participant, division, store, department, branch, subsidiary or other unit to which a particular Participant is assigned. In establishing the Performance Goals for a Performance Period, the Compensation Committee may establish different Performance Goals for individual Participants or groups of Participants. Each Performance Goal will be weighted to reflect its relative significance to the Company for the Performance Period.

5.3

After the end of each Performance Period, a performance rating will be determined by the Company and approved by the Compensation Committee for each Performance Goal by comparing actual performance with the Threshold Level of Performance, Target Level of Performance, and Maximum Level of Performance. The Compensation Committee shall certify in writing the degree of achievement of each Performance Goal based upon the actual performance results for the Performance Period. The results for each Performance Goal will be summed to determine the basis for the Award for each Participant.

5.4

After the end of each Performance Period, the proposed amount of a Participant's Award for such Performance Period shall be calculated by the Company and certified by the Compensation Committee based upon the performance ratings for each Performance Goal applicable to such Participant for the Performance Period as determined in accordance with Section 5.3; provided, however, that the Compensation Committee may, in its sole discretion, reduce or eliminate (but may not increase) such amount based upon such factor or factors as the Compensation Committee may determine to be relevant, including but not limited to such Participant's individual performance during the Performance Period or a change in the Participant's employment status with the Company or a subsidiary thereof as of any date prior to payment of the Award. After the end of a Performance Period, the Compensation Committee may also reduce or eliminate (but may not increase) the portion, if any, of a Participant's Award that the Participant may elect to receive in the form of Elected Common Stock pursuant to Section 6.2. A Participant shall have no expectation or entitlement to any Award hereunder prior to payment of the Award.

5.5

Any provision of the Plan to the contrary notwithstanding, the maximum Award that may be earned by any Participant for a Performance Period that is a full fiscal year shall be $3,000,000; provided, however, that for any Participant entitled to elect to receive Elected Common Stock pursuant to Section 6.2 and who does so, such maximum Award (including the Fair Market Value of the Participant's Elected Common Stock and the related Deferred Common Stock determined as of the deadline for making the election to receive Elected Common Stock for such Performance Period) shall be $3,750,000. With respect to a Performance Period that is shorter than a full fiscal year, the maximum Awards stated in the preceding sentence of this Section 5.5 shall be proportionately reduced.

Article VI
Form and Timing of Awards

6.1

Except as provided in Section 6.2, Awards under the Plan shall be paid in cash as soon as practicable after the end of the Performance Period. Awards shall be subject to such rules and regulations regarding withholding for taxes and other deductions as may be in effect from time to time.

6.2

Any Participant eligible to elect to receive all or a portion of his or her Award in the form of Elected Common Stock will be provided a form on which to indicate his or her election, if any. The number of shares of Elected Common Stock to be received by the Participant making such election shall be based on the Fair Market Value of the Common Stock as of the deadline for making such election, which date shall be set by the Compensation Committee following the end of the Performance Period. No fractional shares shall be issued; rather the Fair Market Value of any fractional share will be paid in cash. Any Participant who elects to receive all or a portion of his or her Award in the form of Elected Common Stock will be awarded Deferred Common Stock to be issued as promptly as practicable after the third anniversary of the last day of the Performance Period to which the Award relates; provided, however, that the Participant has remained continuously employed by the Company or a subsidiary thereof and has not sold or otherwise disposed of any of the shares of Elected Common Stock as of such date (other than for purposes of tax withholding on the Elected Common Stock). The number of shares of Deferred Common Stock issuable will be equal to 25% of the number of shares of Elected Common Stock rounded down to the nearest whole share, as adjusted to reflect any stock dividend, stock split, reverse stock split, or similar event subsequent to the deadline for making such election. The preceding provisions of this Section 6.2 to the contrary notwithstanding, if the Participant dies or terminates employment with the Company or a subsidiary thereof on account of his or her Disability or Retirement, or the Participant's employment with the Company or a subsidiary thereof is terminated by the Company or a subsidiary thereof other than for Just Cause, the Participant's Deferred Common Stock shall be issued as soon as practicable following the Participant's death or such termination of employment. The Company reserves the right to retain, until the third anniversary of the last day of the Performance Period to which the Award relates (or the Participant's earlier death or termination of employment), custody of the certificates representing shares of Elected Common Stock issued in the name of the Participant; provided, however, that the Participant shall have the right to request earlier delivery of such certificates for purposes of (i) disposing of the shares, in which case the Participant shall not be entitled to receive the Deferred Common Stock relating to such Award, or (ii) pledging the shares as collateral for a loan, in which case arrangements satisfactory to the Company must be made so that the Company would receive notice of any disposition of the shares before the third anniversary of the last day of the Performance Period to which the Award relates.

Article VII
Definitions

7.1

Nothing in the Plan, including an employee's eligibility for participation in the Plan, will infer to such employee any right to continued employment by the Company or any subsidiary thereof or any limitation on the right of the Company or any subsidiary thereof to terminate the employment of such employee. The loss of any existing or potential value of Awards will not constitute an element of damages, or otherwise be recoverable, on any cause of action related to the termination of a Participant's employment, regardless of the reason for such termination.

Article VIII
Miscellaneous

8.1

The total number of shares of Common Stock that may be issued pursuant to the Plan shall not exceed the number of shares available for issuance pursuant to The Neiman Marcus Group, Inc. 1997 Incentive Plan at the time of issuance, and all shares of Common Stock issued by the Company pursuant to the Plan shall be deemed to have been issued pursuant to The Neiman Marcus Group, Inc. 1997 Incentive Plan.

8.2	No Participant shall have the right to alienate, sell, transfer, assign, pledge, or encumber his or her right to receive any Award under the Plan.

8.3

The Plan is intended to constitute an unfunded plan of incentive compensation. No Participant shall have any lien on any assets of the Company or any subsidiary thereof by reason of any rights to any Award under the Plan.

8.4

No member of the Compensation Committee shall be liable for any act, omission, or determination taken or made in good faith with respect to the Plan or any Awards made hereunder; and the members of the Compensation Committee shall be entitled to indemnification, defense and reimbursement by the Company in respect of any claim, loss, damage, or expenses (including attorneys' fees and expenses) arising therefrom to the full extent permitted by law and under any directors' and officers' liability or similar insurance coverage or any indemnification agreement that may be in effect from time to time. The Company reserves the right to select counsel to defend any litigation covered by this Section 8.4.

8.5

The adoption of the Plan or any modification or amendment hereof does not imply any commitment to continue or adopt the same plan, or any modification hereof, or any other plan for incentive compensation for any future Performance Period.

8.6	The laws of the State of Texas (excluding its principles relating to conflicts of laws) shall govern the Plan.

8.7	The Plan shall be binding on the successors of the Company.

8.8

The Plan has been adopted by the Board of Directors effective as of August 3, 2003. The Plan shall be deemed effective as of that date, provided it is duly approved by the holders of a majority of the shares of Class A and Class B Common Stock of the Company (voting together as a single class) present, or represented, and entitled to vote at the next annual meeting of stockholders of the Company held subsequent to such date. If the Plan is not so approved, it shall terminate and all actions taken hereunder shall be null and void.